                                                                    Exhibit 11.1

                           COLORADO MEDTECH, INC.

  Statement Re: Computation of Primary and Fully Diluted Earnings Per Share
                for the Three Months Ended September 30, 1996

                                                   PRIMARY         FULLY
                                                   DILUTED        DILUTED
                                                 -----------    -----------

Net income                                       $  453,333     $  453,333

Interest income from investment of proceeds from
  assumed exercise of options/warrants in excess
  of proceeds used to repurchase outstanding
  shares (see below), net of income taxes
  (investment assumed to be made in U.S.
  government securities)                             54,368         53,183
                                                 ----------     ----------

Adjusted net income                              $  507,701     $  506,516
                                                 ----------     ----------

Weighted average common shares outstanding        6,901,762      6,901,762

Plus - Common stock equivalents                   5,490,552      5,490,552
Less - use of proceeds from assumed exercise of
  options/warrants to repurchase outstanding
  shares at the yearend market price not to
  exceed 20% of the outstanding shares           (1,380,352)    (1,380,352)
                                                 ----------     ----------

Adjusted weighted common shares outstanding      11,011,962     11,011,962
                                                 ----------     ----------

Fully diluted net income per share                  $.05           $.05
                                                    ----           ----


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